Exhibit 5.1

NACCARATO & ASSOCIATED
19600 Fairchild, Suite 260
Irvine, CA 92612
Telephone: (949) 851-9261 Facsimile: (949) 851-9262

December 19, 2003

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   Family Room Entertainment Corporation
    Form SB-2 Registration Statement

Dear Sir or Madam:

   We have acted as counsel for Family Room Entertainment Corporation, a New Mexico corporation (the "Company"), in connection with its Registration Statement on Form SB-2 and subsequent amendments (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration for resale of 38,099,998 shares of Common Stock, par value $ .01 per share, of which 26,028,570 shares are issuable upon conversion of convertible debentures, of which 13,014,285 shares are the underlying shares of the convertible debenture issuable to Alpha Capital Aktiengesellschaft, 3,571,428 shares are the underlying shares of the convertibles debenture issuable to Gamma Opportunity Capital Partners, LP, 4,285,714 shares are the underlying shares of the convertible debenture issuable to Bi-Coastal Consulting Corporation, 3,171,428 shares are the underlying shares of the convertible debenture issuable to the Churchill Group, 1,428,571 shares are the underlying shares of the convertible debenture issuable to Steve Adirim, 357,143 shares are the underlying shares of the convertible debenture issuable to Burton S. Ury, 357,143 shares are the underlying shares of the convertible debenture issuable to Jeremiah H. Fogelson, 357,143 shares are the underlying shares of the convertible debenture issuable to Mark Rolland, 357,142 shares are the underlying shares of the convertible debenture issuable to Norman Jacobs and 13,014,285 are the underlying shares of the convertible debenture to account for market fluctuation. 8,571,428 shares are issuable upon the exercise of warrants of which 6,428,571 shares are issuable to Alpha Capital Aktiengesellschaft and 2,142,857 shares are issuable to Gamma Opportunity Capital Partners, LP. The remaining 3,500,000 shares represent restricted stock issued to consultants

   In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such other agreements, certificates and documents (including instruments evidencing or setting forth the terms and provisions of the Convertible Securities) as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Owen Naccarato, Esq.
Naccarato & Associates